Exhibit 3.1

Delaware

The First State

Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "CYNGN INC.", FILED IN THIS OFFICE ON THE FIRST DAY OF JULY, A.D. 2024, AT 1:43 O`CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE THIRD DAY OF JULY, A.D. 2024 AT 5 O'CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

5278712 8100
SR# 20243032931

Authentication: 203845937
Date: 07-02-24

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT TO THE

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CYNGN INC.,

a Delaware Corporation

Cyngn Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: That the undersigned is the duly elected and acting Chief Executive Officer of the Corporation.

SECOND: That, pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), the first paragraph of Article Fourth of the Fifth Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“FOURTH: The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 210,000,000 shares, consisting of (i) 200,000,000 shares of common stock, par value $0.00001 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.00001 per share (the “Preferred Stock”).”

Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware of this Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of the Corporation, each one hundred (100) shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”).

No fractional shares shall be issued in connection with the Reverse Stock Split. Instead, stockholders who would be entitled to receive fractional shares of Common Stock because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will be issued an additional fraction of a share of Common Stock to round up to the next whole post-Reverse Stock Split share of Common Stock. No stockholders will receive cash in lieu of fractional shares.

THIRD: That the foregoing Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted and approved by the Board of Directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the Delaware General Corporation Law.

FOURTH: That this amendment will become effective at 5:00 pm Eastern Standard Time on July 3, 2024.

IN WITNESS WHEREOF, the undersigned hereby further declares and certifies under penalty of perjury that the facts set forth in the foregoing certificate are true and correct to the knowledge of the undersigned, and that this certificate is the act and deed of the undersigned.

Executed on this 1st day of July, 2024.

By:	/s/ Lior Tal
Lior Tal
Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:43 PM 07/01/2024
FILED 01:43 PM 07/01/2024
SR 20243032931 - File Number 5278712